REAL ESTATE LEASE

This Lease Agreement (this "Lease") is made effective as of May 1, 2003, by and between RAMMSCO, INC, ("Landlord"), and Humatech, Inc., ("Tenant"). The parties agree as follows:

PREMISES. Landlord, in consideration of the lease payments provided in this Lease, leases to Tenant Property located at 9003 Bates Lane S.E., Albuquerue, New Mexico 87105. The property is a parcel of land consisting of approximately 4.130 gross acres (179,884 square feet). (the "Premises") located at 9003 Bates Lane S.E., Albuquerue, New Mexico 87105.

TERM. The lease term will begin on May 1, 2003 and will terminate on April 30, 2006.

RENEWAL TERMS. This Lease shall automatically renew for an additional period of one year per renewal term, unless either party gives written notice of the termination no later than 30 days prior to the end of the term or renewal term. The lease terms during any such renewal term shall be the same as those contained in this Lease except that the lease payment shall be $1,350.00 per month.

HOLDOVER. If Tenant maintains possession of the Premises for any period after the termination of this Lease ("Holdover Period"), Tenant shall pay to Landlord a lease payment for the Holdover Period based on the terms of the following Lease Payments paragraph. Such holdover shall constitute a month to month extension of this Lease.

LEASE PAYMENTS. Tenant shall pay to Landlord monthly payments of $1,100.00 per month, payable in advance on the first day of each month, for a total annual lease payment of $13,200.00. Total lease payments over the term of the lease will be 39,600.00. Lease payments shall be made to the Landlord at 1203 Turncreek Lane, Katy, Texas 77450, as may be changed from time to time by Landlord.

LATE PAYMENTS. Tenant shall pay a late fee equal to $50.00 for each payment that is not paid within 10 days after the due date for such late payment.

NON-SUFFICIENT FUNDS. Tenant shall be charged $35.00 for each check that is returned to Landlord for lack of sufficient funds.

POSSESSION. Tenant shall be entitled to possession on the first day of the term of this Lease, and shall yield possession to Landlord on the last day of the term of this Lease, unless otherwise agreed by both parties in writing.

REMODELING OR STRUCTURAL IMPROVEMENTS. Tenant shall have the obligation to conduct any construction or remodeling (at Tenant's expense) that may be required to use the Premises as specified above. Tenant may also construct such fixtures on the Premises (at Tenant's expense) that appropriately facilitate its use for such purposes. Such construction shall be undertaken and such fixtures may be erected only with the prior written consent of the Landlord which shall not be unreasonably withheld. At the end of the lease term, Tenant shall be entitled to remove (or at the request of Landlord shall remove) such fixtures, and shall restore the Premises to substantially the same condition of the Premises at the commencement of this Lease.

UTILITIES AND SERVICES. Tenant shall be responsible for all utilities and services in connection with the Premises.

PROPERTY INSURANCE. Tenant shall maintain casualty insurance on the Premises in an amount equal to $1000000.00. Landlord shall be named as an insured in such policies. Tenant shall deliver appropriate evidence to Landlord as proof that adequate insurance is in force. Landlord shall have the right to require that the Landlord receive notice of any termination of such insurance policies. Tenant shall also maintain any other insurance which Landlord may reasonably require for the protection of Landlord's interest in the Premises.

LIABILITY INSURANCE. Tenant shall maintain liability insurance in a total aggregate sum of at least $1000000.00. Tenant shall deliver appropriate evidence to Landlord as proof that adequate insurance is in force. Landlord shall have the right to require that the Landlord receive notice of any termination of such insurance policies.

INDEMNITY REGARDING USE OF PREMISES. Tenant agrees to indemnify, hold harmless, and defend Landlord from and against any and all losses, claims, liabilities, and expenses, including reasonable attorney fees, if any, which Landlord may suffer or incur in connection with Tenant's use or misuse of the Premises.

DANGEROUS MATERIALS. Tenant shall not keep or have on the Premises any article or thing of a dangerous, flammable, or explosive character that might substantially increase the danger of fire on the Premises, or that might be considered hazardous by a responsible insurance company, unless the prior written consent of Landlord is obtained and proof of adequate insurance protection is provided by Tenant to Landlord.

TAXES. Taxes attributable to the Premises or the use of the Premises shall be allocated as follows:

Personal Taxes. Tenant shall pay all personal taxes and any other charges which may be levied against the Premises and which are attributable to Tenant's use of the Premises.

MECHANICS LIENS. Neither the Tenant nor anyone claiming through the Tenant shall have the right to file mechanics liens or any other kind of lien on the Premises and the filing of this

Lease constitutes notice that such liens are invalid. Further, Tenant agrees to (1) give actual advance notice to any contractors, subcontractors or suppliers of goods, labor, or services that such liens will not be valid, and (2) take whatever additional steps that are necessary in order to keep the premises free of all liens resulting from construction done by or for the Tenant.

DEFAULTS. Tenant shall be in default of this Lease, if Tenant fails to fulfill any lease obligation or term by which Tenant is bound. Subject to any governing provisions of law to the contrary, if Tenant fails to cure any financial obligation within 30 days (or any other obligation within 30 days) after written notice of such default is provided by Landlord to Tenant, Landlord may take possession of the Premises without further notice, and without prejudicing Landlord's rights to damages. In the alternative, Landlord may elect to cure any default and the cost of such action shall be added to Tenant's financial obligations under this Lease. Tenant shall pay all costs, damages, and expenses suffered by Landlord by reason of Tenant's defaults. All sums of money or charges required to be paid by Tenant under this Lease shall be additional rent, whether or not such sums or charges are designated as "additional rent".

ARBITRATION. Any controversy or claim relating to this contract, including the construction or application of this contract, will be settled by binding arbitration under the rules of the American Arbitration Association, and any judgment granted by the arbitrator(s) may be enforced in any court of proper jurisdiction.

ASSIGNABILITY/SUBLETTING. Tenant may not assign or sublease any interest in the Premises, nor effect a change in the majority ownership of the Tenant (from the ownership existing at the inception of this lease), without the prior written consent of Landlord, which shall not be unreasonably withheld.

TERMINATION UPON SALE OF PREMISES. Notwithstanding any other provision of this Lease, Landlord may terminate this lease upon 90 days' written notice to Tenant that the Premises have been sold.

NOTICE. Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows:

LANDLORD:

Name:        RAMMSCO, INC
Address:                1203Turncreek Lane
Katy, Texas
77450

TENANT:

Name:        Humatech, Inc.
Address:    1959 S. Val Vista Suite #130
Mesa, Arizona
85204

Such addresses may be changed from time to time by either party by providing notice as set forth above.

ENTIRE AGREEMENT/AMENDMENT. This Lease Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Lease may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

SEVERABILITY. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER. The failure of either party to enforce any provisions of this Lease shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Lease.

CUMULATIVE RIGHTS. The rights of the parties under this Lease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

GOVERNING LAW. This Lease shall be construed in accordance with the laws of the State of New Mexico.

SUBORDINATION OF LEASE. This Lease is subordinate to any mortgage that now exists, or may be given later by Landlord, with respect to the Premises.

LANDLORD:

RAMMSCO, INC

/s/ J.D. Rottweiler

RAMMSCO, INC
Vice President

TENANT:

Humatech, Inc.

/s/ David G. Williams

Humatech, Inc.
President